Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Nine Months Ended May 31, 2024

DENVER, CO / ACCESSWIRE / July 10, 2024 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three and nine months ended May 31, 2024. Pure Cycle posted its twentieth consecutive fiscal quarter with positive net income. Pure Cycle continues to develop its Sky Ranch Master Planned Community, and as of May 31, 2024, we are actively working on Phase 2A, 2B and 2C.  Phase 2B will be ready for builders to start construction in the coming months and builders will be able to continue into Phase 2C once Phase 2B is built out. We recognized a 52% increase in lot sales revenue for the three months ended May 31, 2024, and a 56% increase in lot sales revenue for the nine months ended compared to 2023, due to an increase in our development activity.

Q3 and YTD 2024 Highlights

➢	Revenues for the three and nine months ended May 31, 2024 of $7.6 million and $16.2 million, which drove pre-tax income of $3.9 million and $6.8 million;
➢	Net income for the three and nine months ended May 31, 2024 of $2.8 million and $5.0 million;
➢	EBITDA for the three and nine months ended May 31, 2024 of $4.5 million and $8.7 million (see table below for reconciliation of net income to EBITDA);
➢	Cash & cash equivalents totaled $20.4 million at May 31, 2024;
➢	For the three and nine months ended May 31, 2024, we delivered 394 and 1,422 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended		Nine Months Ended
(In thousands)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Net Income	$2,825	$3,295	$5,008	$3,643
Add back:
Interest expense, net	109	52	328	149
Taxes	1,027	1,124	1,805	1,344
Depreciation / amortization	561	518	1,579	1,594
EBITDA	$4,522	$4,989	$8,720	$6,730

Earnings per common share - basic and diluted
Basic	$0.12	$0.14	$0.21	$0.15
Diluted	$0.12	$0.14	$0.21	$0.15

Weighted average common shares outstanding:
Basic	24,087,170	24,054,843	24,085,578	24,021,582
Diluted	24,143,039	24,166,344	24,146,361	24,131,621

“Due to the continued success of our Sky Ranch Master Planned community, we now have three phases of lot development under construction accelerating the timing of delivering our lots to home builder customers as well as lots for our single-family rental segment.  As we complete final landscaping in Phase 2A, lot production has accelerated deliveries in the remaining half of our fiscal year with completion of approximately 211 lots in Phase 2B and substantial progress on our overlapping production of 228 lots in Phase 2C” commented Mark Harding, CEO of Pure Cycle. “Also contributing were record 2024 YTD water sales to oil and gas customers with a continued strong outlook for the rest of 2024 and into 2025,” continued Mr. Harding.

Q3 and YTD 2024 Financial Summary

Revenue

For the three months ended May 31, 2024, and 2023, we reported total revenues of $7.6 million and $6.9 million with $2.5 million and $3.6 million being generated in our water and wastewater resource development segment, $5.0 million and $3.2 million generated by our land development segment, and $0.1 million and less than $0.1 million reported in our single-family rental business.

For the nine months ended May 31, 2024, and 2023, we reported total revenues of $16.2 million and $11.2 million with $7.6 million and $5.9 million being generated in our water and wastewater resource development segment, $8.3 million and $5.2 million generated by our land development segment, and $0.4 million and less than $0.1 million reported in our single-family rental business.

For the three months ended May 31, 2024, and 2023, we sold 20 and 44 water or water and wastewater taps for $0.6 million and $1.3 million.  For the nine months ended May 31, 2024, and 2023, we sold 35 and 85 water or water and wastewater taps for $1.1 million and $2.4 million. We have sold 741 water and wastewater taps at Sky Ranch in Phases 1, 2A and 2B. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will exceed $20.0 million in additional water and wastewater tap fee revenue and cash over the next three to five years.

As of May 31, 2024, the first development phase (509 lots) is complete and the second development phase (874 lots) is being developed in four subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots) and Phase 2D (206 lots). As of May 31, 2024, Phase 2A is approximately 98% complete, Phase 2B is approximately 70% complete and Phase 2C is approximately 21% complete. Phase 2A is substantially completed with some landscaping items remaining. Phase 2B is expected to be complete by the end of Pure Cycle’s fiscal 2024 and Phase 2C is expected to be complete during Pure Cycle’s fiscal 2025.

As of May 31, 2024, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes forecasted for construction in Phase 2B.  As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 93 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“As expected, our land development activity has ramped up in the third quarter which we expect will continue into fiscal 2025 with multiple phases under development,” commented Marc Spezialy, CFO of Pure Cycle. “New home sales remain high, and we are excited to be able to offer an affordable housing product to builders in our Sky Ranch Master Planned Community. We are also preparing to begin construction in the fourth quarter on our next phase of single-family rentals, which will more than double the number of units we have to rent once Phase 2B is completed,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $19.6 million as of May 31, 2024, with $20.4 million of cash and cash equivalents.

Q3 and YTD 2024 Operational Summary

Water and Wastewater Resource Development

Water deliveries decreased for the three months ended May 31, 2024, from 394 acre-feet delivered as compared to 564 acre-feet delivered in Q3 2023, primarily due to an unusually large volume of oil and gas water sales in Q3 2023. Water deliveries increased for the nine months ended May 31, 2024, to a record 1,422 acre-feet delivered as compared to 806 acre-feet delivered in the same period of 2023. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued strong demand for oil and gas water sales through 2024 and 2025. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales decreased in Q3 2024 and YTD 2024 compared to the same period in 2023 due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders.

Land Development

Lot sales revenue increased to $4.8 million for the three months ended May 31, 2024 compared to $3.2 million in 2023.   Lot sales revenue increased to $7.9 million for the nine months ended May 31, 2024 compared to $5.1 million in 2023.  Increases in the quarter and year to date lot sales revenue are due to the timing of construction in Sky Ranch on Phase 2A, 2B and 2C. Because lot sales revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

Q1 2024 represented our first quarter of rental income for our 14 completed homes.  An additional 17 homes are forecasted for construction in Phase 2B in calendar 2024.

Earnings Call Information

Pure Cycle will host a conference call on Thursday July 11, 2024, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on July 11, 2024

Call in number: 888-506-0062 (access code: 435023)

International call-in number: 973-528-0011 (access code: 435023)

Replay numbers: 877-481-4010 | 919-882-2331 (passcode: 50832)

Replay available until: July 25, 2024 at 8:30AM ET

Event link: https://www.webcaster4.com/Webcast/Page/2247/50832

Other Important Information

The table below presents our consolidated results of operations for the three and nine months ended May 31, 2024 and 2023 (unaudited):

	Three Months Ended		Nine Months Ended
(In thousands, except share information)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Revenues:
Metered water usage from:
Municipal customers	$145	$145	$458	$349
Commercial customers	1,432	2,145	5,045	2,596
Wastewater treatment fees	85	75	258	216
Water and wastewater tap fees	581	1,256	1,162	2,400
Lot sales	4,795	3,160	7,906	5,064
Project management fees	221	42	362	173
Single-family rentals	123	34	357	90
Special facility projects and other	222	22	639	330
Total revenues	7,604	6,879	16,187	11,218

Cost of revenues:
Water service operations	564	576	1,628	1,457
Wastewater service operations	173	96	513	350
Land development construction costs	1,192	951	1,961	1,291
Project management costs	154	81	401	227
Single-family rental costs	71	24	161	53
Depletion and depreciation	410	407	1,132	1,246
Other	174	71	406	318
Total cost of revenues	2,738	2,206	6,202	4,942

General and administrative expenses	1,647	805	5,082	3,900
Depreciation	151	111	447	348
Operating income	3,068	3,757	4,456	2,028

Other income (expense):
Interest income - related party	217	331	1,156	841
Interest income - Investments	279	281	873	727
Oil and gas royalty income, net	392	44	479	227
Oil and gas lease income, net	18	18	56	56
Other, net	(13)	40	121	1,257
Interest expense, net	(109)	(52)	(328)	(149)
Income from operations before income taxes	3,852	4,419	6,813	4,987
Income tax expense	(1,027)	(1,124)	(1,805)	(1,344)
Net income	$2,825	$3,295	$5,008	$3,643

Earnings per common share - basic and diluted
Basic	$0.12	$0.14	$0.21	$0.15
Diluted	$0.12	$0.14	$0.21	$0.15
Weighted average common shares outstanding:
Basic	24,087,170	24,054,843	24,085,578	24,021,582
Diluted	24,143,039	24,166,344	24,146,361	24,131,621

The following table presents our consolidated financial position as of May 31, 2024 (unaudited) and August 31, 2023 (audited):

(In thousands, except shares)	May 31, 2024	August 31, 2023
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$20,360	$26,012
Short term investments	171	—
Trade accounts receivable, net	2,303	1,092
Land under development	5,183	1,726
Income taxes receivable	—	551
Prepaid expenses and other assets	580	346
Total current assets	28,597	29,727
Restricted cash	2,881	2,475
Investments in water and water systems, net	59,078	57,798
Construction in progress	4,243	5,457
Single-family rental units	5,115	4,490
Land and mineral rights:
Held for development	3,714	4,652
Held for investment purposes	451	451
Other assets	1,167	1,359
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	33,541	24,999
Other	1,441	1,451
Operating leases - right of use assets	176	357
Total assets	$140,404	$133,216

LIABILITIES:
Current liabilities:
Accounts payable	$3,311	$1,960
Accrued liabilities	1,380	1,761
Accrued liabilities – related parties	1,357	1,021
Income taxes payable	1,383	—
Deferred lot sales revenues	1,548	1,661
Deferred water sales revenues	13	69
Debt, current portion	34	31
Total current liabilities	9,026	6,503
Debt, less current portion	6,859	6,885
Deferred tax liability, net	1,230	1,352
Lease obligations - operating leases, less current portion	106	242
Total liabilities	17,221	14,982
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,075,342 and 24,078,720 outstanding, respectively	80	80
Additional paid-in capital	175,069	174,689
Accumulated deficit	(51,966)	(56,535)
Total shareholders’ equity	123,183	118,234
Total liabilities and shareholders’ equity	$140,404	$133,216

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; the completion and delivery of our rental units; timing of development at Sky Ranch; future water and wastewater tap sales and revenues; future home sales by our home builder customers; the affordability of our products; the strength of the Sky Ranch market; forecasts about our fiscal 2024 sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2023; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation